Exhibit 99.1

PRESS RELEASE

CONTACTS:

Investors
Mike Smith
719-637-5773
michael.smith@vectrus.com

Media
George Rhynedance
719-637-4182
george.rhynedance@vectrus.com

Vectrus statement on Army award of Kuwait Base Operations and Security Support Services 2.0 Award

Colorado Springs, Colo., Sept. 29, 2016 - Vectrus, Inc. (NYSE: VEC) announced today the government did not select the company’s contract proposal to provide comprehensive support services for all U.S. Army facilities in Kuwait. Vectrus is the incumbent contractor providing these services, under the Kuwait Base Operations & Security Support Services (K-BOSSS) contract which currently runs through Dec. 28, 2016.
K-BOSSS, the largest contract in the Vectrus portfolio, has contributed $218 million in revenue through June 2016. Vectrus is reviewing the Army decision and will further determine the impact and the way ahead as they receive additional debriefing information.

About Vectrus
Vectrus is a leading, global government services company with a history in the services market that dates back more than 70 years. The company provides infrastructure asset management, information technology and network communication services, and logistics and supply chain management services to U.S. government customers around the world. Vectrus is differentiated by operational excellence, superior program performance, a history of long-term customer relationships, and a strong commitment to their mission success. Vectrus is headquartered in Colorado Springs, Colo., and includes about 6,000 employees spanning 132 locations in 18 countries. In 2015, Vectrus generated sales of $1.2 billion. For more information, visit our website at www.vectrus.com or connect with us on Facebook, Twitter, LinkedIn, and YouTube.

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